                                                                 Exhibit 10.11


                                EMPLOYMENT AGREEMENT


       EMPLOYMENT AGREEMENT (this "Agreement") by and between Morris Material Handling, Inc., a Delaware corporation (the "Company"), and Michael S. Erwin ("Executive").

                                W I T N E S S E T H:

       WHEREAS, the Executive is a valued and important employee of the Company, and possesses significant information about its strategic plans and other trade secrets; and

       WHEREAS, the Executive has been offered the opportunity to purchase units of Niles, LLC, in connection with the recapitalization contemplated by that certain Recapitalization Agreement, among Harnischfeger Corporation, the Sellers named therein and MHE Investments, Inc., dated January 28, 1998 (the "Recapitalization Agreement"), and to acquire options to purchase additional units of MMH Holdings, Inc., ("MMH") the owner of all of the stock of the Company; and

       WHEREAS, the Executive desires to purchase such units and to acquire such options, and understands that the offer to purchase units and acquire options is contingent upon the execution of this Agreement; and

       WHEREAS, the Company wishes to secure the services of Executive after the Recapitalization, and Executive wishes to furnish such services to the Company, pursuant to the terms and provisions of this Agreement;

       NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

ARTICLE I:   EMPLOYMENT, TERM AND DUTIES

     Section 1.1. Condition Precedent. This Agreement shall take effect immediately upon Harnischfeger Corporation or one of its Affiliates (as that term is defined in the Recapitalization Agreement) selling 50 percent or more of the outstanding shares of MMH to any party which is an affiliate of Chartwell Investments Inc., (the "Effective Date"). Should Harnischfeger Corporation or one of its Affiliates not sell 50 percent or more of the outstanding shares of the Company to a party which is an affiliate of Chartwell Investments Inc. prior to July 31, 1998, then this Agreement becomes void ab initio.

     Section 1.2. Term. Unless terminated sooner pursuant to the occurrence of an "Employment Related Event" or a "Termination Event" (both terms as defined in Article III) and subject to the other terms and provisions of this Agreement, the Company agrees to employ Executive and Executive agrees to be employed by the Company, for the period beginning as of the Effective Date and continuing until the third anniversary of the Effective Date. The Agreement will be extended for one year on the third anniversary of the Effective Date and on each anniversary thereafter unless either party gives 60 days' written notice of failure to renew or termination prior to any such anniversary date; provided, however, that any such non-renewal by the Company shall void the Executive's postemployment obligations contained in the Non-Competition Agreement referred to in Article V of this Agreement. The Executive may voluntarily resign employment at any time upon providing 60 days' written notice to the Company's Board of Directors; provided, however, that the obligations of the Executive under
Article IV (Confidential Information) hereof, and the post-employment obligations of Executive contained in the separate Non-Competition Agreement referred to in Article V hereof shall survive such resignation. The Executive's entitlement to any severance benefits or payments following termination of employment shall be governed solely by Article III of this Agreement, and the Executive shall have no entitlement to any such benefits or payments other than as set forth in Article III of this Agreement, or as required to be provided to the Executive by operation of law.

     Section 1.3 Title. From and after the Effective Date, the Company shall employ Executive in the position of President and Chief Executive Officer, or such other title as mutually agreed upon by the Company and the Executive.

     Section 1.4 Duties. Executive agrees to serve in the position referred to in Section 1.3 and to perform diligently and to the best of his abilities the duties and services pertaining to such office, as well as such additional duties and services appropriate to such office as the Board of Directors of the Company ("Board of Directors") may reasonably assign to Executive from time to time.

     Section 1.5 Business Time and Efforts. Executive agrees, during the period of employment by the Company, to devote all of his business time, energy and best efforts to the business and affairs of the Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company, except with the prior written consent of the Board of Directors.

     Section 1.6 Board Seat. By its execution of this Agreement, MHE Investments, Inc. agrees to take all necessary actions to cause Michael Erwin to be elected and maintained as a member of the Board of Directors of the Company and the board of directors of MMH for so long as the Executive is employed pursuant to this Agreement. In addition, it is agreed that Michael Erwin shall be entitled from time to time to recommend one other member of management to serve as a director of the Company and as a director of MMH, subject to the approval of their respective boards.

ARTICLE II:  COMPENSATION AND BENEFITS

     Section 2.1 Base Salary. During the term of this Agreement, Executive shall receive an annual base salary of $180,000, subject to annual review by the Board of Directors.

     Section 2.2 Bonus. The Company and Executive shall annually establish an objective, performance-based bonus plan for Executive. The percentages, targets, and other terms of the plan will be as mutually agreed upon between the Compensation Committee of the Board of Directors of the Company and the Chief Executive Officer of the Company. It is anticipated that, for fiscal year 1998, the bonus plan will be based on Economic Value Added, while for fiscal 1999 and after the plan will be based on EBITDA. Bonuses will be earned over the Company's fiscal year ending October 31, and shall be paid by the Company to the Executive as soon as practicable in accordance with the Company's bonus payment procedures.

     Section 2.3    Equity.

     (a) Equity Purchase. Executive shall be eligible to purchase an initial amount of Equity in Niles LLC for payment as agreed upon between Niles LLC and the Executive.

     (b) Equity Options. Executive shall be eligible to receive an initial option grant of 620 A Options, 620 B Options and 750 C Options pursuant to the terms of Schedule A, attached hereto.

     Section 2.4 Other Perquisites. During his employment hereunder, Executive shall be afforded the following incidental benefits:

          (a) Expenses. Executive shall be entitled to be reimbursed for all customary and reasonable expenses incurred by Executive in the performance of his duties and responsibilities, subject to such reasonable substantiation and documentation as may be required by the Company in accordance with its normal policies.

          (b) Other Company Benefits. Subject to the terms of each plan, program or arrangement as the case may be, Executive and, to the extent applicable, Executive's family, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to similarly situated employees of the Company generally. The Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to employees of the Company generally.

     Section 2.5 Withholding of Taxes. The Company may withhold from any benefits or compensation payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

ARTICLE III:   TERMINATION OF EMPLOYMENT

     Section 3.1 Employment-Related Event. An "Employment-Related Event" means any of the following: (a) Executive's resignation for Good Reason (as defined below), (b) Executive's termination by the Company without Cause (as defined below) or (c) Executive's death or permanent disability (as defined below). Should an Employment Related Event occur, the Executive shall only be entitled to the benefits and payments set forth below, and Executive specifically agrees to sign a Release as drafted by the Company under which the Executive shall agree to waive and release all other rights and entitlement, whether legal, contractual or equitable

(including waiving and releasing any claims alleging discrimination and/or harassment to the maximum extent allowed by law) in order to be entitled to such benefits and payments.

          (a) Good Reason. The Executive may terminate his employment under this Agreement for Good Reason, after having given the Company written notice specifying the reason the Executive is terminating his employment and having given the Company thirty days after such notice within which to cure the condition specified. "Good Reason" means any of the following:
     (i) a material reduction of the Executive's duties or authority as provided in the Agreement or as later increased by the Board of Directors;
     (ii) a substantial change in work conditions; (iii) a material decrease in compensation or benefits; (iv) relocation of his principal workplace over 50 miles from his initial workplace without Executive's consent; (v) the breach of this Agreement by the Company or an affiliate of the Company;
     (vi) a change in control of the Company (as defined in Schedule D hereto); or (vii) the failure by the Company to obtain the assumption of this Agreement by any successor to or assignee of the Company or any purported termination of this Agreement which does not satisfy the requirements of this Agreement. If at the end of such notice period, the Company has not cured such condition, the written notice shall take effect, and the Executive will be entitled to the following: (A) continuation of his then current Base Salary (prior to any reduction that constitutes Good Reason) for twelve months from the date of termination payable in accordance with Company payroll practice; (B) continuation of health and life insurance benefits for twenty-four months at the Company's expense subject to applicable cost-sharing arrangements, co-payments, and deductibles in place immediately prior the Executive's termination (provided, however, that such health benefits shall not be counted toward the Executive's entitlement for COBRA, and that such health and life insurance benefits shall terminate immediately upon Executive obtaining employment with a third party which provides health and life insurance benefits);
     (C) a "pro-rated bonus" for the fiscal year in which the termination occurs which shall be payable at the time the Company customarily pays bonuses; (D) the continuation of all other perquisites for six months;
     (E) reasonable outplacement assistance for six months (including out of pocket expenses of the Executive to search for a job not to exceed $5000); and (F) payment, if requested by the Executive, for all equity in MMH or the Company owned by the Executive or his family (including but not limited to Equity Units), payable in equal quarterly installments over the thirty-six month period following termination, provided, however, that if this option is requested, the equity shall be valued as of the date of termination at its fair market value by the Compensation Committee of the Board of Directors and shall be repurchased so long as permitted under the terms of any financing documents, including but not limited to indentures or loan agreements applicable to the Company or any direct or indirect parent entity of the Company at such time. For purposes of this Agreement, a "pro-rated bonus" means the portion of the bonus that is arrived at by using the number of days the Executive was employed by the Company in the year of termination as the numerator of a fraction of which 365 is the denominator and then multiplying the bonus the Executive was otherwise eligible to receive by such fraction.

     (b) Termination by the Company without Cause. If the Company terminates the Executive's employment under this Agreement without Cause, the Executive shall be entitled to the following: (i) a lump sum payment equal to his then current annual Base Salary plus a lump sum payment equal to the Base Salary which would have otherwise been payable for the balance of the fiscal year in which termination occurs, and (ii) the same benefits and compensation and payable at the same time as provided in clauses (B) through
(F) of Section 3.1(a). "Cause" means any of the following acts by the Executive which, if curable, have not been cured by Executive within 30 days' written notice thereof: (i) willful failure to substantially and materially perform his duties as assigned to him by Board of Directors (other than any such failure resulting from the Executive's reasonable business judgment or incapacity due to physical or mental illness); (ii) commission of a fraud on the Company; (iii) breach of fiduciary duty involving material personal gain; or (iv) willful misconduct materially and demonstrably injurious or detrimental to the Company or its affiliates.

     (c) Death or Permanent Disability. This Agreement shall terminate immediately upon the Executive's Death or Permanent Disability. Permanent Disability shall have the same meaning as set forth in the Company's long term disability policy. Upon termination for Death or Permanent Disability, the Executive, or his estate, shall receive the following: (i) all accrued Base Salary and other accrued entitlements earned through the date of termination, (ii) the continuation of Base Salary for 90 days after such termination, and (iii) the compensation and benefits set forth in clauses (B), (C), (D) and (F) of Section 3.1(a).

     Section 3.2 Termination Event. "Termination Event" means the Executive's resignation without Good Reason or termination by the Company for Cause. In the event of a termination due to a Termination Event, the Executive shall receive his accrued Base Salary and accrued entitlements through the date of termination. In the event the Executive resigns from the Company without Good Reason, such resignation only becomes effective upon 60 days' written notice to the Company.

     Section 3.3 Resignation from the Board of Directors and Offices. In the event of Executive's termination of employment for any reason (including the failure of the Company to renew the Agreement), such termination or non-renewal shall also be considered a resignation as a member of the Board of Directors, a resignation from the board of directors of any affiliates or subsidiaries of the Company and a resignation from any offices held by the Executive with the Company or with any of its affiliates or subsidiaries.

ARTICLE IV:  MISCONDUCT AND CONFIDENTIAL INFORMATION

     Executive agrees to be bound by the provisions of the World Wide Business Conduct Policy and the Employee Proprietary Rights and
Confidentiality Agreement attached hereto as Schedule B. The provisions of such documents are incorporated into this Agreement.

Article V:   NON-COMPETITION; NON-SOLICITATION; INJUNCTIVE RELIEF

     Simultaneously with the execution of this Agreement, Executive shall execute and deliver to the Company a non-competition agreement in the form attached hereto as Schedule C (the "Non-Competition Agreement"), which shall become effective if and when this Agreement becomes effective as provided in
Section 1.1 hereof.

ARTICLE VI:  INDEMNIFICATION

     The Company shall, to the fullest extent permitted by applicable law indemnify and hold harmless Executive from all claims or expenses that may be asserted against the Company and affiliates thereof due to his employment, or that may otherwise derive from Executive's employment as contemplated under this Agreement, in accordance with the Company's charter and bylaws. The Company shall purchase and maintain for the benefit of Executive a director's and officer's liability policy.

ARTICLE VII:   MISCELLANEOUS

     Section 7.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, sent by facsimile or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to such address or sent to such facsimile number as each party may furnish to the other in writing from time to time. Unless notified otherwise by Executive, copies of notices or other communications sent to Executive shall be sent to the address noted on the signature page attached hereto.

     Section 7.2 Applicable Law, Jurisdiction and Venue. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Wisconsin. In any such litigation, each party hereto waives personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified mail directed to such party at his or its address for purposes of notice under Section 7.1 hereof.

     Section 7.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.

     Section 7.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision all not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

     Section 7.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

     Section 7.6 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

     Section 7.7 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

     Section 7.8 Affiliate. As used in this Agreement, unless otherwise indicated, "affiliate" shall have the same definition as set forth in the Recapitalization Agreement.

     Section 7.9 Assignment. This Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party except that vested rights to payment shall be subject to devise, and shall descend in accordance with applicable laws of inheritance.

     Section 7.10 Effects of Termination of Employment. Except as otherwise provided herein or under any benefit plan or other agreement between the Company and the Executive, termination of Executive's employment under this Agreement shall not affect any right or obligation of either party hereto which is accrued or vested prior to or upon such termination or the rights and obligations set forth herein.

     Section 7.11 Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by the Company, and supersedes all prior employment agreements between the Executive and the Company or any of its predecessors. Each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Executive by the Company, which is not contained in this Agreement, shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

     Section 7.12 Attorney's Fees. Pursuant to the terms of a side letter (the "Side Letter"), Executive shall be entitled to be reimbursed for reasonable attorney's fees incurred in the negotiation of this Agreement to the limit established in the Side Letter. In addition, Executive shall be entitled to reimbursement of attorney's fees in any litigation between the Company and Executive with respect to Executive's enforcement of this Agreement to the extent Executive prevails in such litigation.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                              MORRIS MATERIAL HANDLING, INC.



                              By: /s/ Martin L. Ditkof
                                 -------------------------------
                              Name: Martin L. Ditkof
                              Title: Secretary

                              /s/ Michael S. Erwin
                              ----------------------------------

                              Executive


                              Acknowledged by
                              MHE INVESTMENTS, INC.


                              By:  /s/ Michael S. Shein
                                   ------------------------------
                              Name: Michael S. Shein
                              Title: Vice President

                              /s/ Michael S. Erwin
                              ------------------------------------

                              Executive

                                   Schedule A

                                   Option Plan



Number of Shares Reserved:              1,186.0849 shares of common stock and
                                        4,328.2500 shares of Series C preferred
                                        stock in MMH Holdings, Inc. (the
                                        "Company"), with a value of $8.1 million
                                        on the Closing Date (such grant to be
                                        denominated in 8,100 units, consisting
                                        of 0.1464 shares of common stock and
                                        0.5344 shares of Series C preferred
                                        stock units and hereinafter referred to
                                        as "Equity Units").

Amount of Initial Grant:                An initial option grant (the "Initial
                                        Grant") shall be made with respect to
                                        the number of Equity Units set forth in
                                        the Employment Agreement. Additional
                                        option grants shall be made as
                                        determined by the Board of Directors or
                                        Compensation Committee of the Company.
                                        The Initial Grant and future grants
                                        shall be from a pool of 8,100 Equity
                                        Units set aside for such grants.

Exercise Price:                         The exercise price of an Equity Unit
                                        shall be equal to: (i) the fair market
                                        value of a share of common stock on the
                                        date of grant multiplied by the number
                                        of shares of common stock covered by the
                                        Equity Unit, plus (ii) the liquidation
                                        preference multiplied by the number of
                                        shares of preferred stock covered by the
                                        Equity Unit. The exercise price would
                                        have been $1,000 on the Closing Date.

Term:                                   Options, or any portion thereof, not
                                        previously exercised or terminated will
                                        expire ten years from the date of grant.

Method of Exercise:                     Prior to an "initial public offering" of
                                        Frasier or any subsidiary company, cash
                                        only; provided, however, the Board of
                                        Directors or Compensation Committee of
                                        the Company may authorize cashless
                                        exercises. An option may only be
                                        exercised with respect to whole Equity
                                        Units (i.e., as to all the shares of
                                        common stock and preferred stock covered
                                        by the Equity Unit).



Termination of Employment:              Upon the occurrence of an
                                        "Employment-Related Event," options, to
                                        the extent vested on the date of the
                                        Employment-Related Event, shall be
                                        exercisable for 90 days from such date.
                                        80% of all A Options and B Options and
                                        100% of C Options which are not vested
                                        on the date of the Employment-Related
                                        Event shall be forfeited.

                                        Upon the occurrence of a Termination
                                        Event all options (vested and
                                        nonvested) shall terminate on the
                                        date of the Termination Event.



Call on Shares Acquired                 In the event of the Executive's
on Exercise of Option:                  termination of employment for any reason
                                        (Employment Related Event or Termination
                                        Event) prior to an "initial public
                                        offering" of the shares of the Company,
                                        all shares of the Company held by
                                        Executive shall be subject to a "call"
                                        by the Company at the FMV on the date of
                                        the "call"). In the event that the
                                        Company is restricted from purchasing
                                        such shares for cash under any
                                        applicable financing or other
                                        agreements, the Company may issue the
                                        Executive a note or such other
                                        permissible security (which shall
                                        contain commercially reasonable terms)
                                        in full satisfaction of such call.

Tag-along Rights:                       The Executive will have the same
                                        tag-along rights as set forth in
                                        paragraph 8 of the Term Sheet for Equity
                                        Investment Stockholders Agreement
                                        (attached as Exhibit E to the
                                        Recapitalization Agreement among
                                        Harnischfeger Corporation, the Sellers
                                        named therein and MHE Investments, Inc.,
                                        dated January 28, 1998).

Restrictions on Transfer:               Options will be non-transferable, except
                                        without consideration to a trust or
                                        partnership the only beneficiaries or
                                        partners (as the case may be) of which
                                        are immediate family member of
                                        Executive; shares obtained upon the
                                        exercise of options may be transferred
                                        only in accordance with the laws of
                                        descent and distribution.

                                        Other than with respect to transfers of
                                        options pursuant to the preceding
                                        sentence, no third party shall have any
                                        direct or indirect beneficial interest


                                        in the options or the shares obtained
                                        upon the exercise thereof.

Vesting:                                A Options: 1/3 of the total number of
                                        Equity Units subject to the Initial
                                        Grant shall vest ratably (25% a year) on each of the first through fourth anniversaries of the date of grant ("A
                                        Options"), provided the Executive is in
                                        the employ of the Company on each such
                                        date.

                                        If there is a Change in Control (as
                                        defined in Schedule D to the Employment
                                        Agreement) prior to the fourth
                                        anniversary of the date of grant, and
                                        the Executive is still in the employ of
                                        the Company, all unvested A Options
                                        shall vest.

                                        B Options: 1/3 of the total number of
                                        Equity Units subject to the Initial
                                        Grant shall vest 25% a year at the end
                                        of each of 1999, 2000, 2001, and 2002,
                                        subject to satisfaction of the
                                        applicable EBITDA-based "Performance
                                        Hurdle" for each such year ("B
                                        Options"). In the event that the
                                        Performance Hurdle is not met for any
                                        particular year, the applicable portion
                                        of the B Options which did not vest will be carried over to the next year. Thus, if on a cumulative basis, the aggregate
                                        Performance Hurdles for such two year
                                        period are met, any portion that did not vest previously, shall vest. For example, if the Performance Hurdle is not met in 1999, but on a cumulative basis (i.e., the sum of EBITDA for 1999 and 2000 equals or exceeds the sum of the Performance Hurdles for 1999 and
                                        2000) the unvested B Options
                                        attributable to 1999 and 2000 will vest
                                        in 2000. Any portion of B Options which
                                        does not vest because of not meeting the relevant Performance Hurdle in a particular year or on a cumulative basis in a subsequent year will be treated like C Options upon the "Determination
                                        Date" (defined below) and will vest if
                                        the relevant performance criterion for C
                                        Options is satisfied.

                                        For purposes of the B Options,
                                        Performance Hurdle shall mean the
                                        precise EBITDA target attached as
                                        Exhibit I for fiscal years 1999-2002,
                                        which in the event of any acquisition
                                        will be increased by the pro


                                        forma projections used in approving any
                                        such acquisitions.

                                        The Board shall certify to Executive the attainment or lack of attainment of the applicable Performance Hurdles with respect to any calendar year as soon as practicable following the receipt of audited financial statements of the
                                        Company.

                                        If there is a Change in Control prior to the end of fiscal year 2002, and the Executive is still in the employ of the Company, unvested B Options shall vest only if the criterion for the vesting of C Options is met, as provided in the next section.

                                        C Options: 1/3 of the total number of
                                        Equity Units subject to the Initial
                                        Grant, plus any B Options which did not
                                        vest and have been carried forward,
                                        shall vest if the Internal Rate of
                                        Return earned by the Company exceeds 40% by the "Determination Date," ("C
                                        Options") and the Executive is still in
                                        the employ of the Company on the
                                        Determination Date.

                                        The Determination Date regarding the
                                        attainment of the Internal Rate of
                                        Return shall be the closing date of a
                                        "Change of Control".

Initial Public Offering                 After an initial public
                                        offering, and subject to the approval of
                                        the Compensation Committee, the
                                        Executive will be permitted to exercise
                                        his vested options and sell his Equity
                                        Units.

                                                                SCHEDULE B
                               STATEMENT OF PURPOSE

     This Worldwide Business Conduct Policy shall apply to all officers, employees, agents, consultants and directors of HII and of all HII subsidiaries, operating units and divisions worldwide. References to "HII" and "Company" in this Policy refers to Harnischfeger Industries, Inc. and all of its subsidiaries, operating units and divisions. References to "Law Department" refers to the in-house lawyers located at the HII offices as well as at the operating unit offices.

     Each manager shall review this Policy with all employees for whom he or she has direct operational responsibility and with new employees as they are hired. The manager shall have each employee execute the attached certificate which will certify that the employee has received a copy of the Policy and that the employee understands the policy and agrees to comply with it. The executed certificate shall be returned to the operating united Human Resources Department where it will become a part of each employee's permanent file.

     During each employee's annual performance review, the manager conducting the review shall review this Policy with the employee. The employee shall then sign the attached annual compliance certificate which shall also be returned to the operating unit Human Resources Department. The annual compliance certificate confirms that the employee has brought to the attention of his or her immediate supervisor, to management or to the Law Department all violations of this Policy of which the employee has become aware during the preceding 12-month period.

                           WORLDWIDE APPLICATION

     This policy applies to all HII operations worldwide, and shall be translated into the local language to ensure that it is understood by all employees. Because Harnischfeger Industries, Inc., the parent company, is a United States corporation, U.S. laws are more likely to apply to its subsidiaries, operating units and divisions. This Policy therefore concentrates principally on U.S. laws and regulations. However, employees at operations outside of the U.S. should adhere to local laws (as distinguished from local customs) in matters not addressed in this Policy or where local laws are more rigorous or restrictive than those set forth in this Policy.

                          REPORTING VIOLATIONS

     Each employee shall report to his or her immediate supervisor, management, or to the Law Department any violation or suspected violation of this Policy as soon as he or she becomes aware of it. Managers and supervisors shall then pass along reports of violations or suspected violations to the Law Department. The Company will maintain the confidentiality of such disclosures to the extent consistent with the best interests of the Company and its obligations under law.

     To ignore the unethical conduct of others is to be part of the problem, it is each employee's personal responsibility to bring violations or suspected violations to the attention of his or her supervisor, management, or the Law Department.

                                 COMPLIANCE

     HII may conduct unannounced internal audits of each of its subsidiaries, operating units and divisions from time to time to ensure compliance with this Policy. All HII personnel shall cooperate fully with such audit efforts.

                                   PENALTIES

     This Policy will be vigorously enforced. Conduct contrary to this Policy shall be considered to be outside of the scope of employment of HII employees. Failure of any HII personnel to comply with the requirements set forth in this Policy shall result in appropriate employee sanctions and disciplinary action, which may include termination of employment. In some cases the company may have an obligation to call violations of this Policy to the attention of appropriate enforcement authorities where violations of this Policy may also be a violation of the law.

                                  THE POLICY

Part I. Conflicts of Interest.

         All employees of HII have a duty to HII to further its aims and goals and to work on behalf of its best interest. No employee should place himself or herself in a position where the employee's actions or personal interests may be in conflict with those of HII. While it is not possible to discuss every circumstance that may lead to a conflict of interest, the following are examples:

1.1.1. The holding by an employee, or any member of his or her immediate family, without written approval of the Law Department, of any substantial financial interest in any enterprise which has material business dealings with HII (e.g. competitors, suppliers, and customers) or which engages in any field of activity engaged in by HII. Financial interests in such an enterprise which are (i) less that $10,000 and (ii) amount to less than 3% of the total shareholder's equity of the enterprise shall not be considered "substantial".

1.1.2. Acting as a director, officer, employee, or otherwise for any business or other institution with which HII has a competitive or significant business relationship without the written approval of the Law Department. An employee should report to his or her supervisor any situation where members of the employee's immediate household hold positions which are likely to cause the employee to have a conflict between the interests of HII and another institution.

1.1.3. Competition with HII in the purchase or sale of any kind of property, tangible or intangible; or diversion from HII, for the employee's own direct or indirect benefit, or a business opportunity in which HII has or is likely to have an interest.

1.1.4. Use of HII assets (funds, facilities, property, know-how, or personnel) by an employee of HII for other business or personal endeavors from which the employee might materially benefit.

1.2.     Antitrust Compliance.

1.2.1. The following business practices, which generally involve collusive action with competitors, customers or suppliers, may be considered "unreasonable" restraints of trade in violation of the antitrust laws. These practices constitute violations of our Policy:

         a. Price Fixing. An agreement with a competitor to fix prices or to fix terms and conditions of sale.

         b. Production Restrictions. An agreement with a competitor to limit or restrict production of goods for the purpose of limiting supply and keeping prices high.

         c. Market Division. An agreement with a competitor to divide markets through allocation of sales territories, product lines, or classes of customers or suppliers.

         d. Refusals to Deal. An agreement with a competitor or with any other party to boycott or not deal with one or more third parties.

         e. Bid Rigging. Agreements between actual or potential competitors to limit competition through coordinated or false bidding practices.

         f. Tying Arrangements. Selling a product on the condition that the customer purchase another product not desired by the customer.

         g. Exclusive Dealing. Selling on the condition that the customer will not deal with a competitor.

         h. Monopolization. Practices designed to exclude or destroy competitors in areas where HII may have a significant market share, for example through sales at unreasonably low prices or though restrictive practices.

1.2.2. Acquisition and Distributors. Certain other business transactions and practices (such as mergers and acquisitions) may violate the antitrust laws if they "unreasonably" restrain trade or damage a competitor. The legal considerations involved in these transactions and practices can be very complex. Accordingly, you must consult the Law Department before entering into any agreement for (a) the acquisition of a business; (b) the formation, amendment or termination of any distributor agreement; or (c) the establishment of or deviation from a formal pricing policy or list.

1.2.3. "Gentlemen's Agreements". If a business transaction or practice violates the antitrust laws, the form of the "agreement" which results in the violation is immaterial. Oral undertakings, handshakes, "side letters", "gentlemen's agreements", and other kinds of conduct from which agreements may be implied, regardless of the name they go by, are still violations.

1.2.4. Contacts with Competitors. The antitrust laws do not prohibit all contacts with competitors-only those which result in agreements, understandings, plans, or conspiracies to limit or restrict competition. Apart from the antitrust laws, however, discussions and exchanges of information with competitors may jeopardize the best interests of HII by prematurely disclosing our plans and business strategies. Accordingly, all discussions and exchanges of information with competitors should be approached with great care-and with prior advice from the Law Department.

1.2.5. Professional or Trade Associations. Certain HII employees participate either personally or as HII representatives in various government advisory committees or civic, professional, technical, or industry associations that exist for legitimate, socially beneficial purposes. When representatives of competitors attend meetings of these groups-no matter how formal or informal the meetings may be-HII employees must take special care to avoid making statements or engaging in conduct proscribed by this Policy.

     Should employees have any doubt concerning the propriety of any matters under discussion at such meetings, they must immediately disassociate themselves from the discussion and, if necessary, leave the meeting. It is important in these situations not only to comply with this Policy, but also to avoid situations which raise suspicions of law violations in the minds of hostile, prejudiced third parties. Problems arising from meetings of this type should be reported promptly to the Law Department.

1.2.6. International Dealings. The antitrust laws of the United States will often apply to international business transactions. Additionally, foreign countries have antitrust laws of their own. International business of the Company should therefore be conducted in accordance with this Policy.

1.3.      Accounts and Record Keeping.

     HII's books, records and accounts shall be maintained in accordance with all applicable accounting rules and regulations. All transactions affecting assets, liabilities, shareholders' equity, revenues and expenses will be recorded on a timely basis in detailed journals and be traceable through the general ledger and resulting financial statements.

     Under no circumstances will any off-the-books funds or other unrecorded assets be maintained. No false, misleading or artificial entries shall be made in any financial books, records or accounts. No payment on behalf of HII shall be approved or made with the intention or understanding that any part of such payment is to be used for any purpose other than that described by the documents supporting the payment.

     Except as otherwise directed by the Law Department regarding privileged information, each employee shall supply all information and data requested at any time by the Company's internal or independent auditors. Each employee shall promptly advise management of any inaccuracy or deficiency in the accounting records.

     Be aware that special record keeping rules apply where HII is providing goods or services to the U.S. Government Record keeping procedures for such projects shall be approved by the controller for the unit involved.

     The HII "Internal Accounting Control Standards Manual" should be consulted by unit management in order to ensure that (a) transactions are authorized; (b) transactions are recorded completely, timely and accurately;
(c) access to assets is controlled and assets are safeguarded; and (d) assets are verified periodically.

1.4.      Entering into Contracts and Other Binding Commitments.

     HII employees who receive or generate contracts, subcontracts, purchase orders, letter agreements or other binding commitments are responsible for determining that they specifically describe the goods, duration, and commercial terms, and should solicit the assistance of the Law Department whenever questions arise.

     Commercial terms for the sale of HII products should include at a minimum:

-  A written document signed by authorized representatives of Buyer and HII.

-- A clear description of what documents comprise the agreement, and what documents, such as the buyer's standard terms, are excluded.

--  Price, payment and delivery terms.

-- A statement of HII's warranty commitment, excluding any implied warranties.

-- A "Limitation of Liability" clause which should state at a minimum "HII shall have no liability to [Buyer] for lost profits or for incidental or consequential damages of any kind whether arising in contract, tort, product liability or otherwise, or language of equivalent legal effect (per the Law Department).

    Any contracts or other agreements which do not meet these minimum requirements, or which raise other questions as to their meaning and effect, shall be submitted to the Law Department for review. In addition, any documents of a legal nature shall be reviewed by the Law Department prior to execution, including guarantees, assignments, releases, indemnification agreements, and financing agreements.

    Contracts, subcontracts, purchase orders, letter agreements and other binding commitments to which HII is a party are to be signed on HII's behalf only as follows:

    (a)  By an officer of the business unit involved;

    (b)  If a purchase, by an authorized purchasing department employee; or

    (c) In accordance with the business unit's internal signing authority policy.

1.5  Dealing with Suppliers and Customers.

1.5.1. Employees must award orders, contracts, and commitments to suppliers strictly on the basis of merit. Merit, as stated in this policy, means on the basis of quality, price, performance, and other normal business factors relating to the product or service to be supplied.

1.5.2. Employees must promote and sell HII's products based on design, quality, service, dependability, and competitive prices and shall refrain from making misleading or exaggerated claims about the products.

1.5.3. Sales and purchases shall be made on the basis of merit, not on the basis of reciprocity. The fact that HII has made or may in the future make purchases from a prospective customer shall not be used to influence a prospective customer to buy. HII purchases from its customers are permissible but must be a matter of unilateral choice, and the products or services offered must be competitive in price, quality, and service.

1.6.  Safety and Health.

    Under the Occupational Safety and Health Act, the Occupational Safety and Health Administration (OSHA) has adopted standards for job safety and health applicable to employers such as HII. The operating manager of each HII facility located within the United States shall comply with all applicable OSHA standards and shall ensure that safe and healthful working conditions exist for all employees at that facility. Unsafe conditions observed by employees shall be promptly reported to the operating manager. The operating managers of facilities located outside of the United States shall comply with all applicable local standards and shall ensure that safe and healthful working conditions exist for all employees at such facilities.

1.7.  Environmental Policy.

    HII recognizes the importance of preserving the environment, conserving global resources and protecting human health. HII is committed to taking strong initiatives in these areas by:

-- Complying with federal, state and local environmental laws and regulations in all of the countries in which we operate.

-- Continuing improvement of our operations to enhance pollution prevention, minimize waste production, increase recycling, and efficiently use non-renewable resources.

-- Integrating environmental considerations into all corporate processes, including strategic planning.

-- Conducting environmental audits on a regular basis to evaluate conformance with this policy and applicable environmental laws and regulations.

-- Including progress toward environmental, health and safety goals as criteria in business and personal performance evaluations.

-- Striving to anticipate future environmental, health and safety risks and regulatory requirements and having a positive approach to dealing with them.

    Each employee is expected to adhere to the spirit as well as the letter of this policy. Managers have a special obligation to be aware of environmental, health and safety risks and standards and to advise senior management of any adverse situation which comes to their attention.

    All complaints received by any facility from any state or federal agency alleging that HII is not in compliance with any environmental law or any permit issued under any environmental law shall be promptly reported to the Law Department.


1.8.  Product Safety.

    The Policy of HII is to provider product and services which:

--  Perform their required function safely for their intended use.
-- Perform their required function reliably and with minimum adverse effects on the environment.
-- Meet or exceed applicable governmental, state and local regulations and industry standards.
--  Reduce the risk of injury to persons, property and the environment.
--  Are accurately and properly advertised, labeled, promoted, and packaged.

1.9.  Media Relations.

    HII values its relationships with the media and will take steps to provide full and prompt disclosure of all material developments or events.

    Media relations are the responsibility of the HII Corporate
Communications Department and all statements to the media or responses to inquiries from the media shall be made by or coordinated with the HII Corporate Communications Department in Milwaukee. In the event the media inquiry concerns a pending threatened legal, environmental or safety-related matter, media communications should also be coordinated with the Law Department.

    Any employee who is asked for a statement by any member of the media should respond by explaining this policy and encouraging the person making the inquiry to contact the HII Corporate Communications Department.

1.10.  Political Contributions.

1.10.1. No funds or assets of HII shall be used for federal, state or local political campaign contributions. This prohibition covers not only direct contributions but also indirect assistance or support of candidates or political parties through purchase of tickets to special dinners or other fund-raising events, or the furnishing of any other goods, services or equipment to political parties or committees.

1.10.2. No funds or assets of HII shall be used, directly or indirectly, for political contributions outside the United States, even where permitted by applicable local law.

1.10.3 Both federal and state governments can assist or restrict the business of HII through passing laws and regulations. It is important that HII set forth its position regarding these laws and regulations before they are passed. However, stringent controls restrict contacts with public officials, lobbying and public affairs. Therefore, no employee should entertain a public official or otherwise engage in lobbying efforts on behalf of HII without authorization from the Law Department.

1.10.4. The above prohibitions apply only to the direct or indirect use of corporate funds or assets for political purposes and are not intended to discourage employees from making personal contributions to the candidates, parties or committees of their choice. Under no circumstances shall employees be reimbursed in any way for political contributions.

PART II. INTERNATIONAL COMMERCE

2.1.      Export Controls.

    In general, anything shipped abroad from any of the countries in which HII does business must be accompanied by an export license. There are certain statutory licenses which allow us to export nonmilitary and non-high technology goods to our most-favored trading partners without any specific license. Export control regulations are, however, quite complex, and employees involved in export transactions must observe the following:

2.1.1. There must exist a specific export license (or a regulation waiving the requirement that an export license be obtained) covering the intended export transaction. This includes exports of technology as well as exports of goods and services.

2.1.2. Any information furnished to the U.S. government, the government of any other country, or to companies retained to facilitate HII export transactions must be truthful, accurate and complete. This includes both information as to the technology in question and as to the economic value of the exports.

2.1.3. The export of certain high-technology goods and most military-related products, services and technology must be reviewed and approved by the U.S. Office of Defense Trade Controls.

2.1.4. The definition of "export" is quite broad and can include conversations of a technical nature with a citizen of another country even thought that conversation takes place entirely within the U.S. An "export" may also take place during plant tours where foreign visitors may obtain technical information. Any questions concerning export control laws should be directed to the Law Department.

2.2.      Payments to Government Officials and Personnel Outside of the U.S.

    The Foreign Corrupt Practices Act prohibits the making or offering of any monetary payment, gift or other thing of value to foreign officials, political parties, or candidates for foreign political office for the purpose of obtaining or retaining business with a person, business concern or government agency. Employees of HII shall conduct business in strict compliance with the requirements of this Act as follows:

- Under no circumstances shall an employee of HII make a payment to a government employee or official or political candidate if he or she knows or has reason to believe that it is for the purpose of obtaining or retaining business for HII. Payments to distributors, sales agents, consultants or representatives with the knowledge or with reason to believe that any portion of such payments will be passed along to a government employee or official or political candidate are also prohibited. Requests for commissions or payments that are unusual or not supported by fair consideration shall be reviewed with the Law Department.

- In some countries, certain industries such as paper mills, mines, and utilities are owned or controlled by government-owned corporations. Officers, directors, and employees of these industries are therefore considered government employees. Thus, employees of HII cannot make or offer payments, gifts, or other valuable consideration to these individuals in order to obtain or retain business for HII.

2.3.      International Boycotts and Restrictive Trade Practices.

    U.S. law prohibits HII or any of its employees from refusing to do business with anyone based upon race, religion, sex or national origin and from providing information concerning these matters to customers or potential customers. They also prohibit the providing of information about relationships that HII may have with a boycotted country. Any document received by HII which contains any boycott language, whether pursuant to a specific contract or not, and whether or not HII responds, should be identified and reported to the Law Department. Examples of boycott language include:

    "Certify that these goods are not of Israeli origin."
    "Certify that these goods are not shipped on a blacklisted vessel." "Certify that you have no dealings with Israel."
    "Certify that you have no operations in Israel."

    No information with regard to any such requests may be furnished, orally or in writing, and the mere receipt of a request for such information must be reported to U.S. government agencies. The complexities of the law in this area are such that HII employees are required to immediately report to the Law Department any request which calls for, or even appears to involved, any prohibited information.

PART III:  DOING BUSINESS WITH THE U.S. GOVERNMENT

3.1       Conduct of Business with the United States Government.

     The conduct of business with the U.S. Government is subject to a large body of statutory and regulatory requirements. Failure to observe these requirements can result in criminal prosecution of individual employees and debarment or disqualification of the Company from Government contracting. Consult the Law Department for details of these rules.

     Employees shall fully comply with all applicable statutory and regulatory provisions, including but not limited to the following:

3.1.1     The False Statements Act.

     The False Statements Act prohibits the making of any statement, written or oral, which is knowingly false, or the knowing and willful concealment of a material fact during a transaction with the Government. Employees shall ensure that all statements made to the Government or its representatives are true and accurate to that person's best knowledge and belief.

3.1.2     The False Claims Act.

     The False Claims Act prohibits the submission of any claim upon or against the Government which is known to be false. Employees shall ensure that all time charges, expense accounts, invoices, or other requests for payment submitted to the Government are true and accurate and reflect only those time periods and charges which were actually incurred in performance of the contract or job order for which they have been submitted.

3.1.3.    The Truth-In-Negotiations Act.

     The Truth-In-Negotiations Act requires that employees certify that cost and pricing data submitted to the Government in accurate, complete and current.

3.1.4.    The Procurement Integrity Act.

     The Procurement Integrity Act prohibits:

     (a) the offering or acceptance of bribes, kickbacks, or gratuities;

     (b) the unauthorized exchange of proprietary or source selection information; or

     (c) the discussion, offer or promise of future employment to, from or with a Government procurement official.

3.1.5.    The Anti-Kickback Act.

     The Anti-Kickback Act prohibits Government prime contractors from receiving any fee, commission, gift, gratuity or other compensation from a subcontractor as an inducement for the award of a subcontract or order. Employees shall ensure that no fee, commission, gift, gratuity or other compensation is made by or received from a prospective or current subcontractor as a result of the receipt or award of any Government subcontract or job order.

3.1.6.    Reporting Requirements.

     Employees shall comply with all applicable Government reporting requirements in an accurate and timely manner, and copies of such reports shall be retained until destroyed in accordance with Government record retention requirements.

3.1.7.    Time and Materials Charging Policy.

     It is the policy of HII that all time actually spent and all materials actually used in performing government contracts shall be accurately reported in accordance with established procedures and applicable legal requirements, and that all reported labor and material costs shall be charged only to the contract(s) for which they were properly incurred.

    This Policy expressly forbids (1) the knowing or deliberate mischarging of costs or time, and (2) the alteration of completed time sheets, except to correct errors.

3.3      Government Investigations.

    Because of HII's broad business base, the company may from time to time be subject to investigations by government agencies.

    It is HII's policy to cooperate with every reasonably and valid request by federal, state and local government investigators. At the same time, HII is entitled to all the safeguards provided in the law for person under investigation, including representation by counsel. Accordingly, if a government investigator requests an interview with any HII personnel, seeks information or access to files and records, access to a facility, or poses written questions, he or she should be told that HII will cooperate, but that you must first discuss the matter with the Law Department. You should immediately telephone the Law Department which will then provide advice as to further action.

    Should you personally be approached after business hours by government officials seeking information, we recommend you decline to respond to any questions until you consult with the Law Department the next business day.


PART IV: EMPLOYMENT

4.1      Equal Employment Opportunity.

    It is the policy of HII to provide equal opportunity for employment promotion to all qualified persons; to prohibit discrimination because of race, creed, color, national origin, sex, age, or handicap and to promote the full realization of Equal Employment Opportunity through a positive, continuing program throughout the entire Company.

    Affirmative Action programs implementing the Company's Equal Employment Opportunity policy shall exist at each plant location. Employees shall be made aware of the existence of such Affirmative Action Programs by the posting of bulletins or by individual communication. At U.S. operations this communication shall state:

    "As a Federal Contractor obligated to meet the requirements of Executive Order 11246 and any subsequent amendments, an Affirmative Action Program has been prepared for this Facility. It contains goals, actions and timetables which relate to Equal Opportunity in all personnel actions. To avail yourself of the benefits of this Program, you are urged to contact your Supervisor and the Human Resources Department."

    In addition, there shall be no segregation or discrimination due to race, creed, color, national origin, sex, age, or handicap at any of the Company's facilities, including without limitation washrooms, restrooms, vending machine areas, cafeterias, locker rooms or work areas (other than providing separate wash/rest rooms and locker rooms for each sex).

    Managerial employees in all subsidiaries, operating units and divisions of the Company shall take affirmative action to ensure that this Equal Employment Opportunity Policy is follows.

4.2      Sexual Harassment.

    HII prohibits sexual harassment of its employees in any form. It is both illegal and against policy for any employee, male or female, to harass another employee by:

- Making unwelcome sexual advances or requests for sexual favors or other verbal or physical conduct of a sexual nature a condition of an employee's continued employment;

- Making submission to or rejection of such conduct the basis for employment decisions affecting the employee; or

- Creating an intimidating, hostile, or offensive working environment by such conduct.

  Other sexually harassing conduct in the workplace, whether committed by supervisors or non-supervisory personnel is also prohibited. This includes: offensive sexual flirtations, advances, or propositions; verbal abuse of a sexual nature; graphic verbal commentaries about an individual's body; sexual degrading words used to describe an individual; and the display in the workplace of sexually suggestive objects or pictures.


PART V: CORPORATE ASSETS

5.1   Improper Use of Corporate Assets.

   The assets of Hll are much more than our equipment, inventory, corporate funds or office supplies. They include designs, drawings, software codes, trade secrets, financial data, and other information about Hll.

   These assets are only to be used for the benefit of Hll. They may not be used for the personal gain of employees or others. Each employee is responsible for making sure that Hll assets are used only for valid company purposes.

   Thus, employees may not transfer any Hll assets to other people or firms, except for sale of goods in the ordinary course of business. Intentional misapplication or waste of Hll equipment, tools, materials, supplies or other assets is a violation of this Policy. In addition, unauthorized removal of these assets from Hll facilities may be a violation of the law.

   In the event that assets which are no longer needed in the business are sold to employees, such sales must be approved by management and supported by proper documentation.

5.2  Trade Secrets and Proprietary or Confidential information.

   Employees shall take all steps necessary to appropriately safeguard Hll's trade secrets and proprietary or confidential information.

   Proprietary or confidential information includes any information which is not generally known to the public and which is useful or helpful to Hll and/or which would be useful or helpful to competitors. Common examples include financial data, sales figures, new product information, manufacturing methods, customer and supplier lists, information concerning corporate acquisitions or divestitures, capital investment plans, supplier prices, engineering data and drawings, and computer software and date stored in our databases.

   With respect to Hll's trade secrets and proprietary or confidential information:

-- Such information shall not be disclosed to anyone outside of Hll except in conjunction with a written disclosure agreement to be provided by the Law Department.

-- Employees with access to such information should disclose it to others within the company on a "need-to-know" basis only.

-- Employees shall be alert to inadvertent disclosures which may arise in social conversations or in normal business relations with suppliers and customers.

   Employees shall in addition strictly comply with the terms and conditions of the "Employee Proprietary Rights and Confidentiality Agreement" signed by each employee.

   With respect to trade secrets and proprietary or confidential information of other companies:

-- Employees shall not receive any such information unless there is a clear commercial reason for doing so and then only under the terms of a written confidentiality agreement which has been reviewed by the Law Department.

-- If any employee is approached with any offer of such information which he or she has reason to believe may have been obtained improperly, he or she must immediately disclose the matter to his or her immediate supervisor or to the Law Department.

5.3.    Protection of Trademarks.

    The trademarks of HII, its subsidiaries, operating units and divisions, are assets of considerable value. However, in order to preserve their validity and value to the company, their use must comply with the rules and regulations of the governments which have granted trademark registration to certain words, name or symbols. The following general rules should be followed in all countries:

- Always use trademarks in a distinctive manner, even in internal memos, such as by capitalization or by placing the word or symbol in quotes ("MAGNETORQUE").

- At the first use of the trademark in public documents such as ads, use the registration or trademark notice for the country in which the document will appear. The registration notice for the U.S. is "-Registered Trademark-" ("P&H") and the notice for a trademark that has not been registered is "-TM-" ("TORQUE-LOCK -TM-).

-   Only use the trademark to describe a product ("P&H Cranes").

    Questions regarding trademark use, and any plans for the creation or registration of new trademarks, should be directed to the Law Department.

5.4.    Software of Others.

    Other than software developed by HII's employees, HII licenses the use of its computer software from outside companies. HII does not own this software or its related documentation and, unless authorized by the software developer, does not have the right to reproduce it. Generally, it is necessary to purchase one software program for each workstation unless a multiple use license agreement is entered into with the manufacturer.

    HII employees shall not make, acquire, use, resell, or transfer unauthorized copies of computer software. No software shall be installed on HII hardware other than that licensed by HII or developed by its employees. With regard to software for local area networks or multiple workstations, employees shall use the software only in accordance with the applicable license agreement. Backup copies are permitted if authorized in the software documentation.

PART VI: PERSONAL ETHICS

6.1.    Fraud, Bribery and Kickbacks.

6.1.1. Fraud. HII employees shall not employ or participate in dishonest methods or schemes for the purpose of obtaining personal or business advantage or reward, including methods involving fraud, deceit, or overreaching, or methods which depart from fundamental standards of honesty and fair play.

6.1.2. Bribes and Kickbacks. HII employees shall not in any way offer, give solicit or receive any bribes, kickbacks or other illegal or improper payments, transfers or receipts. No employee shall offer, give, solicit or receive any money or anything else of value, directly or indirectly, for the purpose of obtaining, retaining or directing business or bestowing or receiving any kind of favored treatment or special concessions, including commissions and finder's fees, to or from employees of other companies or organizations (except for authorized commissions to HII sales agents in accordance with the terms of a written agency agreement).

6.1.3. Gifts. HII employees and members of their immediate families shall not accept, directly or indirectly, any service, payment, loan, discount (except those offered to employees of HII generally), entertainment or travel (except that which is customary and of nominal value), vacation or pleasure trip, gift (other than one of nominal value which is customarily offered), or gift or money in any amount from suppliers of materials or services to HII.

6.1.4. Government Employees and Politicians. Federal and state laws prohibit giving a gratuity to a Government employee or politician. HII employees shall not promise, offer or deliver to an officer or employee of the U.S. Government or a politician gifts, favors or anything of value, including meals and travel. The laws could be violated if anything of value is given to a Government employee or politician even if there is no intent to influence an official action or decision.

6.2.    Inside Information.

    No employee, while in possession of material inside information concerning HII (including acquisitions or divestitures contemplated by HII), shall:

    (i)   purchase or sell any stock, bond or other security issued by HII;

    (ii) purchase or sell any stock, bond or other security by any third party to which the material inside information relates; or

    (iii) reveal such material inside information to any person, including friends and family members, unless that person needs to know such information in order to carry out duties or obligations to HII. For purposes of this paragraph, "material inside information" is any information which a reasonable investor would consider important in deciding whether to buy, sell, or hold a security and which has not been in the public domain for at least forty-eight hours pursuant to appropriate disclosure. Improper use of inside information by either an insider or a "tippee" constitutes a violation of the Federal Securities laws and could result in the imposition of severe penalties and imprisonment.

6.3. Travel and Expense Accounts.

    HII shall reimburse ordinary and necessary business-related travel and entertainment expenses in accordance with Company policy and in compliance with applicable legal and taxing authorities. Each Operating and Business Unit Controller is responsible for developing travel and expense reporting procedures which adhere to the requirements of Company policy, and for implementing a reporting system designed to detect violations.

    Company policy regarding the following travel and entertainment expense reporting categories is set forth in the HII Corporate Accounting Policy
Manual:


- Permanent and Temporary Advances.      - Air Travel.
- Lodging and Meal Expenses.             - Entertainment Expenses.
- Rental Cars.                           - Direct Charges.
- Credit Cards.                          - Miscellaneous Expenses.
- Approval Requirements.


6.4. Maintaining a Drug-Free Workplace.

    HII regards drug abuse as a serious medical, business and social problem which will not be tolerated. In order to ensure the health and safety of employees, customers and the public and to ensure compliance with all federal, state and local laws, the following guidelines will be strictly enforced.

- The possession, use, sale, distribution or manufacture of illegal drugs, controlled substances, or the paraphernalia associated with such illegal drugs or controlled substances for purposes other than their legally permitted use, or the unauthorized use of controlled substances on HII premises, include parking premises, or outside HII premises while on company business, is absolutely prohibited. Violations will result in disciplinary action including possible discharge. If appropriate, violations will be reported to local law enforcement authorities.

- Off-the-job illegal drug use which could adversely affect an employee's job performance or which could jeopardize the safety of other employees, customers, or the public is proper cause for administrative or disciplinary action including discharge.

- Employees who are convicted of illegal off-the-job drug activity will be considered in violation of this policy and subject to disciplinary action including discharge.

6.5. Maintaining an Alcohol-Free Workplace.

    The use of alcoholic beverages on company property is prohibited. Employees shall not report to work while under the influence of alcoholic beverages. An employee will be considered to be "under the influence" when consumption of any alcoholic beverage has impaired or is likely to impair the employee's job performance.

    Any employee who consumes any alcoholic beverage during the work day, including during the lunch hour, shall not return to work but shall take the balance of the work day off without pay or as a credit against accrued vacation time. However, the use of alcohol in moderation by employees after normal working hours while entertaining customers or in other social settings involving company business is permitted.

                       TO BE SIGNED AND FILED DURING JANUARY, 1998

                   RETURN TO OPERATING UNIT HUMAN RESOURCES DEPARTMENT




                   Certificate of Compliance with Harnischfeger Worldwide
                      Business Conduct Policy -- Annual Certification


I hereby certify that I have reviewed a copy of the Harnischfeger Worldwide Business Conduct Policy with my supervisor as of the following date. I understand and agree to continue to comply with this Policy. I further certify that I have brought to the attention of my supervisor or the Law Department any and all violations of this Policy of which I have become aware during the preceding 12-month period.



Signed:
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Print Name:
           ------------------------------------------------------------------

Title:
           ------------------------------------------------------------------

Date:
            --------------------------------------------------------------------

                        Harnischfeger Industries, Inc.


EMPLOYEE PROPRIETARY RIGHTS AND
CONFIDENTIALITY AGREEMENT

    In consideration of my employment and, as applicable, my continued employment, and the compensation paid to me by Harnischfeger Industries, Inc., or any of its subsidiaries (direct or indirect), affiliates or divisions and its successors and assigns (hereinafter jointly and severally referred to as "Harnischfeger"), I hereby agree and warrant as follows:

(1) That for purposes of this Agreement;

    (a) "Invention" means any discovery, improvement or idea (whether or not described in writing or reduced to practice; and whether patentable or not) made solely by me or jointly with others, while I am employed at Harnischfeger: (i) relating to any of Harnischfeger's existing or potential products, processes, manufacturing, engineering, research, equipment, applications or other activities or investigations; or (ii) relating to any work or investigations conceived or carried on by me in connection with or because of my employment by Harnischfeger.

    (b) "Work of Authorship" means any computer program or system as well as any literary, pictorial, sculptural, graphic or audiovisual work, whether published or unpublished, and whether copyrightable or not, in whatever form and in whatever media, originated solely by me or jointly with others while I am employed at Harnischfeger: (i) relating to any of Harnischfeger's existing or potential products, processes, manufacturing, engineering, research, equipment, applications or other business or technical activities or investigations; or (ii) relating to ideas, work or investigations conceived or carried on by me in connection with or because of my employment by Harnischfeger.

    (c) "Trade Secret" means all information possessed by or developed for Harnischfeger, including any formula, pattern, compilation, program, device, method, technique, process, unpublished invention or unpublished Work of Authorship, to which all of the following apply:

        (i) The information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use;

        (ii) The information is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.

    (d) "Confidential Information" means information, to the extent it is not a Trade Secret as defined herein, which is possessed by or developed for Harnischfeger and which relates to Harnischfeger's existing or potential business or technology, which information or technology is generally not known to the public and which information or technology Harnischfeger seeks to protect from disclosure to its existing or potential competitors or others, including, without limitation, for example: nonpublic business plans, strategies, existing or proposed bids, costs, technical and engineering developments, existing or proposed research projects, financial or business projections, marketing plans, investments, negotiation strategies, and information stored or developed for use in or with computers. Confidential information also includes information received by Harnischfeger from others which Harnischfeger has an obligation to treat as confidential.

(2) That, in the even I, by myself or jointly with others, make an invention, originate a Work of Authorship, create Confidential Information or create a Trade Secret while employed at Harnischfeger, it shall, without further payment, immediately become the property of Harnischfeger throughout the world. In addition:

     (a) I will disclose and communicate to Harnischfeger promptly and fully all such inventions made, Works of Authorship originated and Trade Secrets and Confidential Information created;

     (b) Whether during or after my employment by Harnischfeger and without charge to Harnischfeger, but at its request and expense, I will execute patent applications, copyright applications, assignments, and other documents relating to each Invention and Work of Authorship necessary or proper to vest ownership in Harnischfeger and to obtain, maintain and enforce Letters Patent, Certificates of Copyright Registration, and other proprietary rights to the Inventions and Works of Authorship throughout the world; and

     (c) Whether during or after my employment by Harnischfeger and without charge to Harnischfeger, but at its request and expense, I will give affidavits and testimony as to facts within my knowledge in connection with any such Inventions and Works of Authorship in any administrative proceedings, arbitration, litigation or controversy relating thereto.

(3) Except as required in the conduct of Harnischferger's business or as expressly authorized in writing on behalf of Harnischfeger, I will not, during my employment and for a period of five years after termination of my employment, directly or indirectly use or disclose any Confidential Information. This prohibition does not apply to Confidential Information after it has become generally known. This prohibition also does not prohibit my use of my general skills and know-how acquired during and prior to my employment by Harnischferger, as long as such use does not involve the use or disclosure of Confidential Information or Trade Secrets.

(4) In addition to and regardless of my promise made in paragraph 3 hereof, during my employment at Harnischfeger I will do what is reasonably necessary to prevent unauthorized disclosure of Harnischfeger's Trade Secrets and Confidential Information and, after termination of my employment, I will not use or disclose Harnischfeger's Trade Secrets as long as they remain, without misappropriation, Trade Secrets.

(5) Immediately upon termination of my employment, I will return to Harnischfeger all Harnischfeger's papers, documents and things, including information stored for use in or with computers and software applicable to Harnischfeger's business (and all copies thereof), which are in my possession or under my control, regardless whether such papers, documents or things (or their copies) contain Confidential Information of Trade Secrets.

(6) Any invention or Work of Authorship relating to Harnischfeger's business made or created by me or disclosed by me to third parties within one year following the termination of my employment at Harnischfeger shall be deemed to be Harnischfeger's property throughout the world, unless provided by me to have been conceived and made or created by me following the termination of my employment with Harnischfeger.

(7) All inventions (i.e. discoveries, improvements or ideas) in the field of Harnischfeger's business made by me prior to my employment at Harnischfeger and therefore not coming under this Agreement are listed and described on the reverse side hereof.

(8) To the extent that they exist, I will not disclose any of my previous employer's confidential information or trade secrets to Harnischfeger. I further represent and warrant to Harnischfeger that I have not previously assumed any obligations inconsistent with those of this Agreement and that, to the best of my knowledge, my employment at Harnischfeger does not conflict with any prior obligations to third parties.

(9) This Agreement shall remain in force in the event that my employment status changes from being employed at one entity to being employed at another entity within the group comprised of Harnischfeger Industries, Inc. and its present or future director or indirect subsidiaries, affiliates or divisions.

(10) That my heirs, executors and administrators are bound by this Agreement insofar as possible under its terms.

-------------------------------------------------------------------------------

I hereby acknowledge that I enter into this Agreement voluntarily and that I have this day received a copy of this Agreement.

         Signed:
                ---------------------------------------------------------------

         Printed:
                 --------------------------------------------------------------

         Title:
               ----------------------------------------------------------------

         Date:
              -----------------------------------------------------------------

                                   SCHEDULE C

                            NONCOMPETITION AGREEMENT

         This agreement ("Contract") is made and entered into by Morris Material Handling, Inc. (the "Company") and Michael S. Erwin ("Executive") to be effective on the date of the Closing of the Recapitalization of MMH Holdings, Inc.

                               W I T N E S S E T H

         WHEREAS, Executive is an executive officer of the Company and will be offered the opportunity to be an owner of certain shares of MMH Holdings, Inc. if the attached Employment Agreement and this Schedule C are acceptable to Executive; and

         WHEREAS, by virtue of Executive's relationship to the Company's business, his knowledge of such business and its trade secrets, his relationship with its customers, and his experience, Executive acknowledges that his competition with the business or his solicitation of employees to the business to leave the Company would be detrimental to the future prospects of the business; and

         WHEREAS, Executive and the Company are entering into an Employment Agreement to be effective simultaneously with the effectiveness of this Contract, under which the Executive will be provided certain benefits and rights not available to employees of the Company in general; and

         WHEREAS, Executive, by reason of his ownership of shares in MME Holdings, Inc. and his continued employment with the Company, shall become privy to additional trade secrets and proprietary information possessed by the Company, and further shall gain additional advantages otherwise not available should he compete against the Company or its "affiliates" (any person or entity which directly or indirectly through one or more intermediaries owns or controls, is owned or controlled by, or is under common ownership or control with, the Company) in the future; and

         WHEREAS, Executive acknowledges and agrees that based on the foregoing, the following agreement is fair and reasonable;

         NOW, THEREFORE, in consideration of the foregoing, the parties hereby agree and promise as follows:

         1. Subject to the terms and limitations contained in the Employment Agreement, Executive agrees that he will not at any time during his employment by the Company, or 24 months after such employment terminates, take or engage in any of the following actions except with the written permission signed by an officer of the Company (or its successor or assignee):

                  (a) Directly, or indirectly, own, direct, manage, work for or consult with, in any executive, managerial, sales, engineering or other capacity, any hoist or industrial crane designer, manufacturer or distributor that designs, manufactures, sells or distributes hoists or industrial cranes in any state or country in which the Company or any affiliate of the Company designs, manufactures, sells or distributes hoists or industrial cranes. This provision shall not apply to the Executive's passive investment in a publicly traded company in which Executive owns less than five percent (5%) of the outstanding shares.

                  (b) Solicit or transact any business relating to hoists or industrial cranes with any supplier, customer or target of the Company or the Company's affiliates with which Executive had contact on behalf of the Company or any affiliate in the 12 months prior to the termination of Executive's employment with the Company or with respect to which Executive received information from the Company in the 12 months prior to the termination of Executive's employment with the Company.

                  (c) Solicit any non-clerical or non-secretarial employee of the Company or the Company's affiliates to leave the employment of the Company or such affiliate.

         2. Executive acknowledges and agrees that the above are reasonable limitations given all of the facts, that he has been encouraged to take legal advice as to the effect of the above limitations, and that full and adequate consideration for the above has been and is being paid to him by the Company.

         3. Should Executive breach any of the above restrictions, the parties agree that, in addition to actual damages, that the Company may sue Executive for an injunction and such other equitable relief as available in a court of competent jurisdiction including, but not limited to, seeking an order restraining Executive from further breaches of the above restrictions.

         4. It is expressly understood and agreed that the Company and the Executive consider the restrictions contained above to be reasonable and necessary for preserving and protecting the Company. Nevertheless, if any of the restrictions are found by a court to be unreasonable, or overbroad as to geographic area, time, or scope, or otherwise unenforceable or against public policy, then the parties intend for the restrictions to be modified by such court so as to be enforceable to the maximum extent allowable. Further, the parties agree that this Contract is specifically subject to the severability provisions contained in the Employment Agreement.

         5. This Contract shall be governed by and construed in accordance with the laws of the state of Wisconsin.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WITNESS:


-----------------------------------    ------------------------------------
                                       Executive

ATTEST:                                Morris Material Handling, Inc.


-----------------------------------    By:
                                           --------------------------------

                                       Title:
                                              -----------------------------

                                  SCHEDULE D

     For purposes of this Employment Agreement, a "Change of Control" of the Company will be deemed to have occurred at such time as (i) any Person (including a Person's Affiliates and associates) or any Persons acting together that would constitute a group (for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto) (a "Group"), other than a Permitted Holder, becomes the beneficial owner (as defined under rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of
(a) 50% or more of the total Voting Stock of the Company or Holdings or (b) 50% of all classes of Common Stock (whether voting or non-voting), taken as a whole, of the Company or Holdings, or (c) all or substantially all of the assets of the Company, (ii) any Person (including a Person's Affiliates and associates) or Group, other than Chartwell Investments Inc. and its affiliates, including but not limited to Niles L.L.C. and Frasier L.L.C. (a "Permitted Holder"), becomes the beneficial owner of more than 30% of the total Voting Stock of the Company or Holdings, and the Permitted Holders beneficially own, in the aggregate, a less percentage of the total Voting Stock of the Company or Holdings, as the case may be, than such other Person or Group and the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company or Holdings, as the case may be, or
(iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company or Holdings (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company or Holdings, as the case may be, has been approved by 66-2/3% of the directors then still in office who either were directors at the beginning of such period or whose election or recommendation for election was previously so approved) cease to constitute a majority of the board of directors of the Company or Holdings, as the case may be.